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Exhibit (j)(2)

                               CONSENT OF KPMG LLP
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of BB&T Funds:

We consent to the use of our report dated February 28, 2005 on the statement of assets and liabilities of BB&T Equity Index Fund, a series of BB&T Funds, as of December 31, 2004, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in the Registration Statement on Form N1-A under the Securities Act of 1933. We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm" in the statement of additional information.

/S/ KPMG LLP

Boston, Massachusetts
April 27, 2005